EXHIBIT 10.3

                             Promissory Note (Burg)

                                 PROMISSORY NOTE


$70,000.00                                                      Phoenix, Arizona
                                                                December 1, 2001

     FOR VALUE RECEIVED, the undersigned JBO, INC., a Nevada Corporation (hereinafter called "Maker") promises to pay to the order of STEPHEN F. BURG ("Holder"), 3257 Winged Foot Drive, Fairfield, California 94533 or at such other place as the holder hereof may from time to time designate in writing, the principal sum of SEVENTY THOUSAND DOLLARS ($70,000.00) deferred by Holder in connection with Maker's repurchase from Holder of forty-five percent (45%) of Maker's issued and authorized common stock. Principal and all other sums, if any, payable hereunder shall be paid in lawful money of the United States of America as follows:

          Seven (7) equal monthly installments of TEN THOUSAND DOLLARS ($10,000.00) shall be due and payable commencing on January 1, 2002 and on the same day of each month thereafter until the entire principal balance shall have been paid in full.

     If any payment of principal under this Note is not paid within ten (10) days after the date such payment is due, then, at the option of the holder hereof, Maker shall pay a "late charge" equal to two percent (2%) of the unpaid principal balance of this Note for each month or part of a month until all payments of principal and any accrued late charge due have been paid. This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to the holder hereof.

     All payments on this Note shall be applied first to the payment of any costs, fees, late charges or other charges incurred in connection with the indebtedness evidenced hereby, and then to the reduction of the principal balance.

     This Note is secured by that certain Stock Pledge Agreement of even date herewith executed by Maker, as "pledgor" in favor of Holder as "pledgee."

     Maker may voluntarily prepay this Note, in whole or in part, at any time, without premium or penalty.

     Time is of the essence of this Note. At the option of the holder hereof, the entire unpaid principal balance, and all other amounts payable hereunder shall become immediately due and payable without notice upon the failure to pay any sum due and owing hereunder as provided herein if such failure continues for ten (10) days after notice thereof to Maker or upon the occurrence of any Event of Default as defined in the Stock Pledge Agreement.

     After maturity, including maturity upon acceleration, the unpaid principal balance, and all other amounts payable hereunder shall bear interest at that rate that is five percent (5%) above the late charge rate under the terms hereof. Maker shall pay all costs and expenses, including reasonable attorneys' fees and court costs, incurred in the collection or enforcement of all or any part of this Note. All such costs and expenses shall be secured by the Stock Pledge Agreement. In the event of any court proceedings, court costs and attorneys' fees shall be set by the court and not by jury and shall be included in any judgment obtained by the holder hereof.

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     Failure of the holder to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent default or in the event of continuance of any existing default after demand for strict performance hereof.

     Maker, sureties, guarantors and endorsers hereof: (a) agree to be jointly and severally bound, (b) severally waive any homestead or exemption right against said debt, (c) severally waive demand, diligence, presentment for payment, protest and demand, and notice of extension, dishonor, protest, demand and nonpayment of this Note, (d) consent that the holder hereof may extend the time of payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced by this Note, at the request of any other person primarily liable hereon, and such consent shall not alter nor diminish the liability of any person, and (e) severally waive any setoff right against said debt, including, without limitation, any such rights allegedly arising under the Stock Pledge Agreement.

     This Note shall be binding upon Maker and its successors and assigns and shall inure to the benefit of the payee hereof and any subsequent holders of this Note, and their successors and assigns.

     This Note shall be governed by and construed according to the laws of the State of Arizona.

     IN WITNESS WHEREOF, these presents are executed as of the date first written above.

                                                "MAKER"

                                                 JBO, INC., a Nevada corporation

                                                 By: /s/ Gordon M. LeBlanc, Jr.
                                                     ---------------------------
                                                         Gordon M. LeBlanc, Jr.
                                                         Its: CEO/President

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